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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A

                                 Amendment No. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                     KEYCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Ohio                                  34-6542451
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)

127 Public Square, Cleveland, Ohio                       44114-1306
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(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                Name of each exchange on which
       to be so registered                each class is to be registered
       -------------------                ------------------------------

       Common Shares, with a              New York Stock Exchange
       par value of $1 each

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.        Description of Registrant's Securities to be Registered.

                   The Registrant's authorized capital stock consists of 900,000,000 Common Shares, with a par value of $1 each (the "Common Shares"), 25,000,000 shares of Preferred Stock, with a par value of $1 each (the "Serial Preferred Stock"), and 1,400,000 shares of 10% Cumulative Preferred Stock, Class A, par value $5.00 per share (the "Class A Preferred Stock"). When originally issued, each share of Class A Preferred Stock was deposited under a Deposit Agreement, dated July 27, 1991 (the "Deposit Agreement"), between the Registrant, Society National Bank (renamed "KeyBank National Association" in
1996), as successor depositary (the "Depositary"), and the holders of Depositary Receipts issued by the Depositary thereunder. On June 30, 1996, the Registrant redeemed all outstanding shares of Class A Preferred Stock. Consequently, there are no shares of Class A Preferred Stock currently issued and outstanding and no Depositary Receipts continue to remain issued under the Deposit Agreement.

                   On May 15, 1997, the shareholders of the Registrant adopted an amendment to, and an amendment and restatement of, the Registrant's Regulations (as so amended and restated, the "Regulations"). The following summary of the material terms of the Common Shares reflects the application of the Regulations, as well as the Registrant's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and provisions of the Ohio General Corporation Law. The summary does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, the Regulations and other documents filed as exhibits hereto, which are hereby incorporated herein by reference.

A.  Common Shares

General

                   The Common Shares have no preemptive rights or sinking fund provisions and are not redeemable or convertible into other securities. All presently outstanding Common Shares have been fully paid and are non-assessable. Upon full payment of Common Shares hereafter issued in an amount in excess of the par value thereof, holders of the Common Shares, as such holders, will not be liable for further calls or to assessment by the Registrant or for the liabilities of the Registrant.

Voting Rights

                   The holders of Common Shares are entitled to one vote for each Common Share held of record on each matter properly submitted to shareholders for their vote, consent, waiver, release or other action. Holders of Common Shares are not entitled to the right of cumulative voting.

                   Under the Articles of Incorporation, any proposal which, under applicable law, requires the approval of the shareholders of the
Registrant:

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                  (1) to adopt an amendment to the Articles of Incorporation,

                  (2) to sell, exchange, transfer, or otherwise dispose of all, or substantially all, the assets of the Registrant,

                  (3) to effect a merger or consolidation involving the Registrant,

                  (4) to effect a combination or majority share acquisition (as such terms are defined by the laws of the State of Ohio),

                  (5) to dissolve, liquidate or wind up the affairs of the Registrant,

may be authorized and approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant, and by the affirmative vote of the majority of any class if a class vote is required (except as otherwise provided with respect to the Serial Preferred Stock). The Registrant's Articles of Incorporation do not reduce the vote of shareholders required to approve a transaction which requires shareholder approval under the Ohio Interested Shareholder Transaction Law.

                   The Regulations provide that the Regulations may be amended, repealed, or altered or new regulations may be adopted (i) at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Registrant on such proposal, provided, however, if such amendment, repeal, alteration or adoption is recommended by at least two-thirds of the entire authorized Board of Directors, the shareholder vote required shall be the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant on such proposal or (ii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of the Registrant on such proposal.

                   The Regulations provide that the number of directors shall be between 17 and 20, divided into three classes. As of May 15, 1997, the Board of Directors consisted of 20 members divided into three classes as follows: one class of six directors whose terms will expire at the 1998 annual meeting of shareholders and two classes of seven directors whose terms will expire at the 1999 and 2000 annual meetings of shareholders, respectively. The Board of Directors may change the size of the Board of Directors within the foregoing range by the affirmative vote of a majority of the entire authorized Board. The shareholders may fix or change the size of the Board of Directors within the foregoing range at a meeting of the shareholders of the Registrant called for the purpose of electing directors (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Registrant represented at the meeting and entitled to elect directors or (ii) if the proposed change in the number of directors is recommended by a majority of the entire authorized Board of Directors, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant represented at the meeting and entitled to elect directors. If the Board of Directors or the shareholders change the number of directors as provided for in this paragraph, the three classes of the Board of Directors shall be divided into as equal a number of directors as possible, with the Board of Directors or the shareholders, as the case may be, fixing or determining the adjustment

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to be made in each class. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director. In the event that the Board of Directors increases the number of directors, it may fill the vacancy or vacancies created by the increase in the number of directors for the respective unexpired terms as set forth below. In the event the shareholders increase the number of directors and fail to fill the vacancy or vacancies created thereby, the Board of Directors may fill such vacancy or vacancies for the respective unexpired terms as set forth below.

                   The number of directors and the number of directors of any class may not be fixed or changed by the shareholders or directors, except (i) by amending the Regulations as set forth above, (ii) pursuant to an agreement of merger or consolidation approved by two-thirds of the members of the entire authorized Board of Directors and adopted by the shareholders at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant on such proposal, or (iii) as provided in the immediately preceding paragraph or in the next following paragraph.

                   The number of directors is subject to automatic increase by two during certain periods when dividends payable on any class or series of preferred stock of the Registrant are in arrears for six quarterly dividend payment periods, as set forth in the Articles of Incorporation and/or the express terms of any outstanding preferred stock of the Registrant.

Removal of Directors and Filling Vacancies

                   The Regulations provide that the Board of Directors may remove any director and thereby create a vacancy on the Board: (a) if by order of court the director has been found to be of unsound mind or if the director is adjudicated a bankrupt or (b) if within 60 days from the date of his or her election the director does not qualify by accepting in writing his or her election to such office or by acting at a meeting of directors.

                   All of the directors, or all of the directors of a particular class, or any individual director, may only be removed from office by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of the Registrant entitled to elect directors in place of those to be removed. In case of any such removal, a new director nominated in accordance with the Regulations may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy on the Board.

                   The Regulations provide that any vacancies on the Board of Directors resulting from death, resignation, removal, or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Newly created directorships resulting from any increase in the number of directors by action of the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, or if not so filled, by the shareholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with the Regulations. In the event that the shareholders increase the authorized number of directors in accordance with the Regulations but fail at the meeting at which such

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increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any meeting to elect the whole authorized number of directors, such vacancies may be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the three preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

Dividend and Liquidation Rights

                   Subject to any dividend and liquidation preferences applicable to any shares of preferred stock outstanding at the time and to applicable restrictions imposed by law or regulation, holders of Common Shares are entitled to dividends when and as declared by the Registrant's Board of Directors from funds legally available therefor and, in the event of liquidation, are entitled to share ratably in all assets remaining after payment of the Registrant's liabilities.

Opt-Out of Control Share Acquisition Law

                   The Registrant's Articles of Incorporation expressly provide that Section 1701.831 of the Ohio Revised Code (commonly referred to as the Ohio control share acquisition law) shall not apply to control share acquisitions of shares of the Registrant.

Certain Board of Director Super-Majority Vote Requirements for Extraordinary Transactions

                   The affirmative vote of at least two-thirds of the entire authorized Board of Directors of the Registrant is required for the approval or recommendation of any of the following transactions: (a) any merger or consolidation of the Registrant (i) with any "interested shareholder" (as such term is defined in Chapter 1704 of the Ohio General Corporation Law), or (ii) with any other corporation if the merger or consolidation is caused by any interested shareholder, (b) any transaction as a result of which any person or entity will become an interested shareholder, (c) any merger or consolidation involving the Registrant with or into any other corporation if such other corporation, on a consolidated basis, has assets with an aggregate book value equal to 50% or more of the aggregate book value of the consolidated assets of the Registrant, (d) any liquidation or dissolution of the Registrant, (e) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of assets of the Registrant having an aggregate book value equal to 10% or more of the aggregate book value of all the consolidated assets of the Registrant, (f) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any person or entity of assets of the Registrant having an aggregate book value equal to 25% or more of the aggregate book value of all the consolidated assets of the Registrant, (g) any transaction resulting in the issuance or transfer by the Registrant to any person or entity of more than 15% of the voting stock of the Registrant (determined prior to the issuance or transfer), and (h) certain other transactions involving an interested shareholder which result in an increase in the proportionate amount of stock of the Registrant owned by such shareholder or in the receipt by such shareholder of the

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benefit of certain financial benefits (such as loans, guarantees or pledges)
provided through the Registrant (other than proportionately as a shareholder of the Registrant).

B.  Serial Preferred Stock

                   The Registrant does not presently have any shares of Serial Preferred Stock issued and outstanding. The Registrant may issue Serial Preferred Stock from time to time in one or more series.

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Item 2.  Exhibits

The Registrant's Common Shares are listed on the New York Stock Exchange. Accordingly, the following exhibits required in accordance with Part I of the Instructions as to Exhibits are filed herewith and incorporated herein by reference:

              Exhibit No.           Description
              -----------           -----------

                  1 Form of Certificate evidencing ownership of Common Shares

                  2 Amended and Restated Regulations of the Registrant, adopted May 15, 1997

                  3 Amended and Restated Articles of Incorporation of the Registrant*

                  4 Restated Rights Agreement, dated as of May 15, 1997, between KeyCorp and KeyBank National Association, as Rights Agent**

                  * Incorporated by reference from Exhibit 7 to Registrant's Form 8-A/A filed with the Securities and Exchange Commission on February 25, 1994.

                  ** Incorporated by reference from Exhibit 1 to Registrant's Form 8-A filed with the Securities and Exchange Commission on June 19, 1997.

                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 KEYCORP

Date: June 19, 1997              By: /s/ Thomas C. Stevens
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                                        Thomas C. Stevens
                                        Executive Vice President, General
                                        Counsel and Secretary


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